Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 24, 2005
Contacts:	Ken Taylor, SVP/CFO
Hope Attenhofer, VP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNUAL EARNINGS INCREASE 29% TO RECORD $13.3 MILLION

Porterville, CA – January 24, 2005 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced record financial results for the fiscal year ended December 31, 2004. For 2004, Sierra Bancorp’s net income was $13.35 million, or $1.31 per diluted share, and return on average equity was 20.5%. Net earnings were 29% higher than in the previous year. Total assets increased by $196 million, or 24%, to $997 million at the end of 2004 from $802 million at the end of 2003.

Net income for the fourth quarter of 2004 increased 40% to $3.33 million, or $0.32 per diluted share, compared to $2.39 million, or $0.24 per diluted share, in the same quarter a year ago. Sierra Bancorp generated a return on average equity of 18.9% in the fourth quarter of 2004 compared to 15.6% in the same quarter last year.

“Our net income has increased for twenty of the last twenty-one years,” observed James C. Holly, President and CEO, “and we feel that the consistent financial success of Sierra Bancorp is at least in part an outgrowth of our proactive commitment to our shareholders, customers, employees, and our communities.” Holly also noted, “as we continue to progress and ultimately grow into a multi-billion dollar institution, it is our goal to remain flexible and adaptable in our customer relationships, banking products, and business practices, to enable us to be the premier independent community bank of choice in our designated market areas.”

Financial Highlights (quarter and year ended 12/31/04, compared to quarter and year ended 12/31/03)

•	Net interest income increased 22% for both the quarter and the comparative annual results

•	Declining service charge income and an adjustment to bank-owned life insurance (BOLI) were the primary contributors to lower non-interest income for both the quarter and the year

•	A $1.2 million increase in salaries deferred pursuant to FAS 91 kept the cost of salaries and benefits in check

(more)

Sierra Bancorp 2004 Earnings Increase 29%

January 24, 2005

•	Occupancy expense rose due to the addition of a branch, depreciation expense on new technology-related equipment, and expenses associated with the physical security of customer data

•	An adjustment in 2004 related to REIT taxation issues contributed to a 64% increase in the provision for income taxes for the year

•	Loan growth of $86 million, or 14%, was achieved during 2004

•	Asset quality improved significantly – non-performing assets declined to under $5.0 million at the end of 2004 from $9.5 million at the end of 2003, and net charge-offs were only 0.21% of average loans during 2004 as compared to 0.43% during 2003

•	A leverage strategy executed in April 2004 added more than $100 million to investment balances, and accounts for the bulk of the $113 million increase in investment securities available for sale

•	Demand deposits increased 20% and low-cost NOW/savings deposits increased 24% during 2004

•	Other interest-bearing liabilities increased $110 million, primarily from the addition of Federal Home Loan Bank (FHLB) funding for the leverage strategy

•	Subordinated debentures doubled, to $30.9 million from $15.5 million, due to the Company’s issuance of additional trust-preferred securities in March 2004

Operating Results (fourth quarter and annual results, 2004 relative to 2003)

Net interest income was $2.2 million higher in the fourth quarter and $7.9 million higher for the year. This is primarily due to growth in average earning assets, but was enhanced by exceptional increases in demand and savings deposit balances. Further, the average yield on loans increased slightly for the year, however the average rates paid on time deposits, money market accounts, and savings deposits actually declined.

As expected, the Company’s net interest margin fell subsequent to the implementation of a leverage strategy in April 2004, which involved the purchase of over $100 million in mortgage-backed securities that are funded by collateralized borrowings from the FHLB. The leverage transaction added $1.2 million to net interest income during 2004 and enhanced return on average equity for the year by over 180 basis points, however the Company’s 5.46% net interest margin for 2004 is approximately 35 basis points lower than it would have been without the leverage strategy.

The Company’s loan loss provision was $380,000 lower in the fourth quarter, but $368,000 higher for the year. The provision increased for the year despite lower loan charge-offs and a significant drop in non-performing assets, mainly due to loan growth and additional economic considerations, including the recent relatively rapid increase in real estate prices.

(more)

Sierra Bancorp 2004 Earnings Increase 29%

January 24, 2005

Service charges on deposits continued to grow on a year-over-year basis, albeit at a slower rate than in recent years. The deceleration is due mainly to the promotion of, and subsequent growth in, “free” consumer demand deposit accounts. Those accounts are initially free of service charges, but have nevertheless provided interest-free funding for the Company and have increased cross-sell opportunities for other deposit accounts and consumer loans. Other non-interest income declined by almost 9% for the year, due in large part to an adjustment to certain BOLI accounts to properly reflect potential early surrender charges. Referral fees on mortgage loans, another component of “other non-interest income”, were also down due to weakening mortgage loan activity.

Salaries and benefits were 7% higher for the quarter but only .2% higher for the year. The small annual increase in salaries and benefits is primarily the result of the deferral of additional costs directly related to successful loan originations, due to substantially increased activity in consumer loans and home equity lines. These deferred loan origination costs are amortized over the life of the related loans as a reduction in yield. Since loan fees have also increased, however, this amortization has not had a significant negative impact on yields. Occupancy expense increased 5% for the quarter and 15% for the year due to rent and depreciation expense associated with new branches, depreciation expense on equipment purchased in connection with the company’s core processing conversion in January 2004, depreciation expense on equipment leased to customers under operating leases, and costs associated with safeguarding customer data. Other non-interest expenses include an approximate $150,000 charge in the fourth quarter of 2004 to write off telephone equipment rendered obsolete by a recent technology upgrade, an annual increase of approximately $175,000 in marketing expenses, an annual increase of approximately $300,000 in non-recurring OREO expenses, and substantial consulting costs incurred primarily in the fourth quarter of 2004 in relation to compliance with Section 404 of the Sarbanes-Oxley act.

Because of the strong growth in revenues relative to expenses, the company’s efficiency ratio (tax-equivalent) improved by 520 basis points to 54.5% in 2004 from 59.7% in 2003. “We expect certain overhead expenses to increase as we continue our de novo branch expansion,” explained Taylor, “and our legal and regulatory compliance burden also continues to grow, similar to many if not all financial institutions and publicly-traded companies. However, we feel that our efficiency ratio can be maintained in the mid-50% range as current fixed costs are leveraged to generate anticipated growth in existing branches.”

Pretax income increased 29% to $5.2 million in the fourth quarter of 2004 compared to $4.0 million in the fourth quarter of 2003, while pre-tax income for entire year increased by 39% to $20.5 million from $14.7 million. Taxes only increased by 13% in the fourth quarter, but were up a

(more)

Sierra Bancorp 2004 Earnings Increase 29%

January 24, 2005

disproportionate $2.8 million, or 64%, for the year. The tax provision for most of 2003 factored in benefits from the Bank’s REIT, although a cumulative adjustment was made in the fourth quarter of 2003 to eliminate REIT benefits for that year. The REIT benefit has not been included in the 2004 tax provision, however a supplemental $400,000 tax provision was charged in the second quarter of 2004, subsequent to the payment of taxes asserted by California’s Franchise Tax Board to be owed for 2002 on REIT consent dividends. REIT-related issues in the State of California have still not been resolved, and a substantial income tax refund to the Company will result if a final resolution confirms the Company’s claim that it has a valid REIT and is entitled by law to certain related tax benefits, although no assurance can be given that this will occur.

Balance Sheet Growth (at December 31, 2004)

Total assets increased 24% to $997 million from $802 million a year ago. The major source of asset growth was the investment portfolio, which was $198 million at the end of 2004, or $113 million higher than at the end of 2003. This increase was primarily due to implementation of the aforementioned leverage strategy, however loan and lease balances net of deferred fees also grew by $86 million, or 14%, to $695 million at the end of 2004 from $609 million at the end of 2003. Due to focused marketing efforts, consumer loans grew at the fastest rate of all loan categories, increasing by $8 million, or 19%, to $49 million at the end of 2004 from $41 million at the end of 2003. Real estate loans, comprised primarily of loans secured by commercial properties, grew by $69 million, or 16%, representing the largest growth in terms of volume. As of year-end 2004, balances secured by real estate totaled $500 million and accounted for 72% of gross loans. Commercial and industrial loans and leases, the next largest segment, grew 10% from year ago levels and account for 15% of the total loan portfolio.

As noted above, non-performing assets improved significantly, dropping 47% to $5.0 million, or 0.50% of total assets, compared to $9.5 million, or 1.18% of total assets a year ago. At year-end, the allowance for loan losses stood at $8.8 million, or 1.27% of gross loans compared to $6.7 million, or 1.10% of total loans a year ago. The percent of net charge-offs to average loans was 0.21% in 2004 compared to 0.43% for the previous year.

Deposits grew 9% to $743 million, with demand deposits up 20%, NOW and savings balances up 24%, money market deposits up 5%, and time deposits down by 5%. Non-interest bearing deposits as a percent of total deposits improved to 32% from 29% a year ago.

Subordinated debentures were $31 million at December 31, 2004, double their level of a year ago due to the issuance of additional trust-preferred securities in March 2004. Other interest-bearing liabilities increased 330% to $143 million at the end of 2004, compared to $33 million at the end of 2003. This was primarily due to additional collateralized borrowings from the Federal Home Loan Bank used to fund the leverage transaction.

(more)

Sierra Bancorp 2004 Earnings Increase 29%

January 24, 2005

Total capital increased 19% to $71.1 million at December 31, 2004, or $7.37 per share, compared to $60.0 million, or $6.43 per share a year ago.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra, the largest independent bank headquartered in the South San Joaquin Valley. The Bank operates eighteen branch offices and two agricultural credit centers. In July 2004, US Banker magazine ranked Sierra Bancorp as the nation’s 16th best-performing publicly-traded community bank in the nation, based on three-year average return on equity. More information about Bank of the Sierra is available on the Bank’s web site, www.bankofthesierra.com.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

(more)

Sierra Bancorp 2004 Earnings Increase 29%

January 24, 2005

CONSOLIDATED INCOME STATEMENT

(in $000’s, unaudited)

	3-Month Period Ended:			Year Ended:
	12/31/2004	12/31/2003	% Change	12/31/2004	12/31/2003	% Change
Interest Income	$14,312	$11,230	27.4%	$52,157	$42,607	22.4%
Interest Expense	2,511	1,588	58.1%	8,496	6,874	23.6%

Net Interest Income	11,801	9,642	22.4%	43,661	35,733	22.2%
Provision for Loan & Lease Losses	800	1,180	-32.2%	3,473	3,105	11.9%

Net Int after Loan Loss Prov	11,001	8,462	30.0%	40,188	32,628	23.2%

Service Charges	1,446	1,573	-8.1%	6,118	5,978	2.3%
Loan Sale & Servicing Income	30	90	-66.7%	459	429	7.0%
Other Non-Interest Income	720	1,317	-45.3%	3,547	3,893	-8.9%
Gain on Investments	—	3	-100.0%	19	118	-83.9%

Total Non-Interest Income	2,196	2,983	-26.4%	10,143	10,418	-2.6%

Salaries & Benefits	3,881	3,632	6.9%	13,919	13,886	0.2%
Occupancy Expense	1,518	1,442	5.3%	6,016	5,238	14.9%
Other Non-Interest Expenses	2,648	2,376	11.4%	9,876	9,175	7.6%

Total Non-Interest Expense	8,047	7,450	8.0%	29,811	28,299	5.3%

Income Before Taxes	5,150	3,995	28.9%	20,520	14,747	39.1%
Provision for Income Taxes	1,819	1,609	13.1%	7,174	4,383	63.7%

Net Income	$3,331	$2,386	$0	$13,346	$10,364	28.8%

TAX DATA
Tax-Exempt Muni Income	$324	$352	-8.0%	$1,312	$1,553	-15.5%
Tax-Exempt BOLI Income	$(135)	$244	-155.3%	$487	$926	-47.4%
Interest Income - Fully Tax Equiv	$14,479	$11,411	26.9%	$52,833	$43,407	21.7%

NET CHARGE-OFFS	$434	$655	-33.7%	$1,331	$2,342	-43.2%

PER SHARE DATA (unaudited)
	3-Month Period Ended:			Year Ended:
	12/31/2004	12/31/2003	% Change	12/31/2004	12/31/2003	% Change
Basic Earnings per Share	$0.35	$0.26	34.6%	$1.41	$1.12	25.9%
Diluted Earnings per Share	$0.32	$0.24	33.3%	$1.31	$1.03	27.2%
Common Dividends	$0.10	$0.12	-16.7%	$0.37	$0.36	2.8%

Wtd. Avg. Shares Outstanding	9,627,976	9,318,648		9,482,201	9,288,908
Wtd. Avg. Diluted Shares	10,307,419	10,073,926		10,166,302	10,018,096

Book Value per Basic Share (EOP)	$7.37	$6.43	14.6%	$7.37	$6.43	14.6%
Tangible Book Value per Share (EOP)	$6.80	$5.84	16.4%	$6.80	$5.84	16.4%

Common Shares Outstanding (EOP)	9,649,258	9,323,502		9,649,258	9,323,502

KEY FINANCIAL RATIOS (unaudited)

	3-Month Period Ended:			Year Ended:
	12/31/2004	12/31/2003		12/31/2004	12/31/2003
Return on Average Equity	18.94%	15.99%		20.50%	18.34%
Return on Average Assets	1.36%	1.22%		1.47%	1.43%
Net Interest Margin (Tax-Equiv.)	5.41%	5.69%		5.46%	5.71%
Efficiency Ratio (Tax-Equiv.)	57.09%	57.61%		54.47%	59.67%
Net Charge-Offs to Avg Loans	0.06%	0.11%		0.21%	0.43%

AVERAGE BALANCES (in $000’s, unaudited)

	3-Month Period Ended:			Year Ended:
	12/31/2004	12/31/2003	% Change	12/31/2004	12/31/2003	% Change
Average Assets	$972,556	$773,375	25.8%	$905,898	$727,019	24.6%
Average Earning Assets	$880,170	$684,809	28.5%	$811,372	$640,091	26.8%
Average Gross Loans & Leases	$675,284	$597,464	13.0%	$636,598	$550,744	15.6%
Average Deposits	$734,171	$670,854	9.4%	$708,916	$624,003	13.6%
Average Equity	$69,970	$59,202	18.2%	$65,097	$56,497	15.2%

(more)

Sierra Bancorp 2004 Earnings Increase 29%

January 24, 2005

STATEMENT OF CONDITION

(in $000’s, unaudited)

	End of Period:
	12/31/2004	12/31/2003	Annual Chg
ASSETS
Cash and Due from Banks	$36,735	$53,042	-30.7%
Investment Securities Available for Sale	198,024	84,798	133.5%

Agricultural	13,146	13,693	-4.0%
Commercial & Industrial	101,299	92,159	9.9%
Real Estate	500,394	431,320	16.0%
SBA Loans	21,547	21,964	-1.9%
Consumer Loans	48,993	41,106	19.2%
Credit Card Balances	10,897	10,439	4.4%

Gross Loans & Leases	696,276	610,681	14.0%
Deferred Loan Fees	(1,277)	(1,716)	-25.6%

Loans & Leases Net of Deferred Fees	694,999	608,965	14.1%
Allowance for Loan & Lease Losses	(8,842)	(6,701)	32.0%

Net Loans & Leases	686,157	602,264	13.9%

Bank Premises & Equipment	17,731	16,814	5.5%
Other Assets	58,836	44,756	31.5%

Total Assets	$997,483	$801,674	24.4%

LIABILITIES & CAPITAL
Demand Deposits	$235,732	$196,392	20.0%
NOW / Savings Deposits	131,079	105,690	24.0%
Money Market Deposits	137,545	130,803	5.2%
Time Certificates of Deposit	238,347	251,592	-5.3%

Total Deposits	742,703	684,477	8.5%

Subordinated Debentures	30,928	15,464	100.0%
Other Interest-Bearing Liabilities	142,987	33,262	329.9%

Total Deposits & Int.-Bearing Liab.	916,618	733,203	25.0%

Other Liabilities	9,730	8,495	14.5%
Total Capital	71,135	59,976	18.6%

Total Liabilities & Capital	$997,483	$801,674	24.4%

CREDIT QUALITY DATA (in $000’s, unaudited)
	End of Period:
	12/31/2004	12/31/2003	Annual Chg
Non-Accruing Loans	$2,148	$6,477	-66.8%
Over 90 Days PD and Still Accruing	300	206	45.6%
Other Real Estate Owned	2,524	2,784	-9.3%

Total Non-Performing Assets	$4,972	$9,467	-47.5%

Non-Perf Loans to Total Loans	0.35%	1.09%
Non-Perf Assets to Total Assets	0.50%	1.18%
Allowance for Ln Losses to Loans	1.27%	1.10%

OTHER PERIOD-END STATISTICS (unaudited)

	End of Period:
	12/31/2004	12/31/2003
Shareholders Equity / Total Assets	7.1%	7.5%
Loans / Deposits	93.7%	89.2%
Non-Int. Bearing Dep. / Total Dep.	31.7%	28.7%

###############################